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The Med-Design Corporation Announces Receipt of Nasdaq Letter of Non-Compliance
and Delisting

VENTURA, CA (MARCH 21, 2006) --The Med-Design Corporation (the "Company") (NASDAQ: MEDC), announced today that the Company has received a letter from the Nasdaq Stock Market indicating that the Company has not achieved compliance with the requirement for continued listing under Marketplace Rule 4310(c)(4), which requires a minimum bid price of $1.00 per share, and that its securities are, therefore, subject to delisting from The Nasdaq Capital Market on March 24, 2006. The Company plans to request a hearing before a Nasdaq Listing Qualifications Panel to review the Staff determination. A hearing request will stay the delisting of the Company's securities pending the Panel's decision. There can be no assurance the Panel will grant the Company's request for continued listing.

As previously reported, the Company is party to an agreement with Specialized Health Products International, Inc. (SHPI) pursuant to which the Company plans to merge with a subsidiary of SHPI. The Company anticipates that the merger will be completed in the second quarter of 2006, subject to stockholder approval and satisfaction of other closing conditions.

For more information on Med-Design Corporation you may access the Med-Design Corporation Web site at www.med-design.com.